Exhibit (2)(b)


                       MetLife - State Street Income Trust

                         Amendment No. 1 to the By-Laws




       That the first sentence of Section 3.6 of Article III of the By-Laws be the MetLife - State Street Income Trust is hereby amended to read as follows:


       "Unless otherwise determined by the Trustees, the President shall be the Chief Executive Officer of the Trust."



Effective as of :
September 30, 1992                              /s/ Constantine Hutchins, Jr.
                                                ------------------------------
                                                Constantine Hutchins, Jr.
                                                Secretary